Exhibit 99.1
News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Third Quarter Results
     HOUSTON, Texas – October 27, 2006. Baker Hughes Incorporated (BHI – NYSE; EBS) today announced that income from continuing operations for the third quarter 2006 was $358.6 million or $1.09 per diluted share compared to $220.6 million or $0.64 per diluted share for the third quarter 2005 and $1,395.0 million or $4.14 per diluted share for the second quarter 2006.
     Net income for the third quarter 2006 was $358.6 million or $1.09 per diluted share compared to $221.9 million or $0.65 per diluted share for the third quarter 2005 and $1,395.0 million or $4.14 per diluted share for the second quarter 2006.
     Operating profit, which is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items, was $358.6 million or $1.09 per diluted share for the third quarter of 2006 compared to $220.6 million or $0.64 per diluted share for the third quarter 2005 and $359.8 million or $1.07 per diluted share for the second quarter 2006. The non-operational item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax), recorded as a gain on the sale of our interest in an affiliate, resulting from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no non-operational items in the first or third quarters of 2006 or any quarter of 2005. Income from continuing operations is reconciled to operating profit in the section titled “Reconciliation of GAAP and Operating Profit” in this news release.
     Third quarter results include a $0.02 per diluted share tax benefit attributable to the reduction of the company’s estimated effective tax rate for the twelve months ending December 31, 2006 due to strong results from the Middle East and Africa.

     Revenue for the third quarter 2006 was $2,309.4 million, up 29% compared to $1,784.8 million for the third quarter 2005 and up 5% compared to $2,203.3 million for the second quarter 2006.
     Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Quarter three was a good quarter for Baker Hughes. Our Drilling and Evaluation segment reported record revenue, record operating profit and record operating profit margins with 44% year-over-year incremental operating profit margins. INTEQ and Hughes Christensen had particularly strong quarters. Baker Atlas’ results for the last several quarters reflect our ongoing investment in people and equipment and we expect to see the benefits of accelerating growth in the first half of 2007.
     “Our Completion and Production segment had record revenue with year-over-year incremental operating profit margins of 29%. Baker Petrolite, in particular, had an outstanding quarter. We are experiencing some growing pains from several successful quarters of rapid expansion at Baker Oil Tools. Baker Oil Tools’ backlog is limiting their ability to respond to short lead time orders which are generally associated with premium pricing. With the capacity additions coming on line in Q4 2006 and Q1 2007, we expect Baker Oil Tools’ backlog to return to a more manageable level during the first half of 2007.”
     Mr. Deaton concluded, “We remain confident in our outlook for continued growth for 2007 and through the end of the decade. We expect the industry to take appropriate actions in the first half of 2007 to rebalance the North America natural gas market and we expect continued growth outside of North America. A series of significant recent contract awards around the world including Brazil, Mexico, Russia and Saudi Arabia support our outlook for continued international expansion. Accordingly, we will continue to invest in manufacturing capacity, make additions to our rental fleets, and hire and train field engineers to support our customers’ needs through the end of the decade.”
     During the third quarter of 2006, debt increased $4.9 million to $1,081.1 million, and cash and short-term investments decreased $631.9 million to $1,341.6 million. In the third quarter of 2006, the company’s capital expenditures were $234.4 million, depreciation and amortization was $111.1 million and dividend payments were $42.6 million.
     During the third quarter of 2006, the company repurchased 7.5 million shares of common stock at an average price of $72.16 for a total of $537.9 million. During the first nine months of 2006, the company repurchased 20.9 million shares of common stock at an average price of $77.56 for a total of $1.62 billion. As of September 30, 2006, the company had authorization remaining to repurchase approximately $580.3 million in common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	September 30,		June 30,
UNAUDITED	2006	2005	2006
Revenues	$2,309.4	$1,784.8	$2,203.3

Costs and Expenses:
Cost of revenues	1,458.3	1,220.0	1,422.6
Selling, general and administrative	338.9	256.0	292.2

Total costs and expenses	1,797.2	1,476.0	1,714.8

Operating income	512.2	308.8	488.5
Equity in income of affiliates	0.6	27.5	11.3
Gain on sale of interest in affiliate	—	—	1,743.5
Interest expense	(18.1)	(18.8)	(17.0)
Interest and dividend income	22.6	4.9	24.2

Income from continuing operations before income taxes	517.3	322.4	2,250.5
Income taxes	(158.7)	(101.8)	(855.5)

Income from continuing operations	358.6	220.6	1,395.0
Income from discontinued operations, net of tax	—	1.3	—

Net income	$358.6	$221.9	$1,395.0

Basic earnings per share:
Income from continuing operations	$1.10	$0.64	$4.15
Income from discontinued operations	—	0.01	—

Net income	$1.10	$0.65	$4.15

Diluted earnings per share:
Income from continuing operations	$1.09	$0.64	$4.14
Income from discontinued operations	—	0.01	—

Net income	$1.09	$0.65	$4.14

Weighted average shares outstanding, basic (thousands)	326,319	340,509	335,830
Weighted average shares outstanding, diluted (thousands)	328,120	342,930	337,364

Depreciation and amortization expense	$111.1	$97.3	$104.6

Capital expenditures	$234.4	$119.8	$208.1

Financial Information Consolidated Statements of Operations

	Nine Months Ended
(In millions, except per share amounts)	September 30,
UNAUDITED	2006	2005
Revenues	$6,574.7	$5,196.1

Costs and Expenses:
Cost of revenues	4,230.4	3,591.4
Selling, general and administrative	903.2	728.9

Total costs and expenses	5,133.6	4,320.3

Operating income	1,441.1	875.8
Equity in income of affiliates	60.1	66.2
Gain on sale of interest in affiliate	1,743.5	—
Interest expense	(51.6)	(54.1)
Interest and dividend income	54.1	10.1

Income from continuing operations before income taxes	3,247.2	898.0
Income taxes	(1,174.8)	(281.0)

Income from continuing operations	2,072.4	617.0
Income from discontinued operations, net of tax	20.4	3.5

Net income	$2,092.8	$620.5

Basic earnings per share:
Income from continuing operations	$6.20	$1.82
Income from discontinued operations	0.06	0.01

Net income	$6.26	$1.83

Diluted earnings per share:
Income from continuing operations	$6.16	$1.81
Income from discontinued operations	0.06	0.01

Net income	$6.22	$1.82

Weighted average shares outstanding, basic (thousands)	334,474	338,825
Weighted average shares outstanding, diluted (thousands)	336,491	340,867

Depreciation and amortization expense	$315.7	$283.2

Capital expenditures	$601.6	$319.1

Reconciliation of GAAP and Operating Profit
     The following table reconciles GAAP and operating profits for the three months ended June 30, 2006 referenced in this news release. There were no non-operational items in the first or third quarters of 2006 or any quarter of 2005.
Reconciliation of GAAP and Operating Profit1
(for the three months ended June 30, 2006)

	Profit		Profit	Diluted
UNAUDITED	Before		After	Earnings
(In millions except earnings per share)	Tax	Tax	Tax	Per Share

Income from continuing operations (GAAP)	$2,250.5	$(855.5)	$1,395.0	$4.14
Less non-operational items:
Gain on sale of interest in WesternGeco	1,743.5	(708.3)	1,035.2	3.07

Operating results, excluding the impact of Non-operational items	$507.0	$(147.2)	$359.8	$1.07

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified non-operational items. The non-operational item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger Limited, to Schlumberger on April 28, 2006 for $2.4 billion in cash. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in this section of this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.
Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	September 30,		June 30,
(In millions)	2006	2005	2006
Income from continuing operations before income taxes	$517.3	$322.4	$2,250.5	[2]
Gain on sale of interest in affiliate	—	—	(1,743.5)

Operating income (Income from continuing operations before income taxes excluding gain on sale of interest in WesternGeco)	$517.3	$322.4	$507.0
Interest expense	18.1	18.8	17.0

Earnings before interest expense and taxes (EBIT)	535.4	341.2	524.0
Depreciation and amortization expense	111.1	97.3	104.6

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$646.5	$438.5	$628.6

[1]	EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Includes the pre-tax gain on the sale of our interest in WesternGeco sold to Schlumberger on April 28, 2006 recorded as a gain on sale of interest in affiliate.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
(In millions)	September 30, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$1,049.1	$697.0
Short-term investments	292.5	77.0
Accounts receivable, net	2,067.6	1,673.4
Inventories	1,452.1	1,126.3
Deferred income taxes	201.6	181.2
Other current assets	84.2	68.6
Assets of discontinued operations	—	16.6

Total current assets	5,147.1	3,840.1

Investments in affiliates	19.4	678.9
Property, net	1,619.2	1,355.5
Goodwill	1,343.7	1,315.8
Intangible assets, net	187.8	163.4
Other assets	460.8	453.7

Total assets	$8,778.0	$7,807.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$665.5	$558.1
Short-term borrowings	6.2	9.9
Accrued employee compensation	448.2	424.5
Income taxes	317.6	141.5
Other accrued liabilities	260.7	222.9
Liabilities of discontinued operations	—	3.8

Total current liabilities	1,698.2	1,360.7

Long-term debt	1,074.9	1,078.0
Deferred income taxes and other tax liabilities	352.8	228.1
Pensions and postretirement benefit obligations	357.8	336.1
Other liabilities	100.9	106.7

Stockholders’ Equity:
Common stock	322.6	341.5
Capital in excess of par value	1,792.9	3,293.5
Retained earnings	3,224.9	1,263.2
Accumulated other comprehensive loss	(147.0)	(188.0)
Unearned compensation	—	(12.4)

Total stockholders’ equity	5,193.4	4,697.8

Total liabilities and stockholders’ equity	$8,778.0	$7,807.4

Segment Highlights
     We report our results under three segments: Drilling and Evaluation, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen, and INTEQ divisions; Completion and Production, which consists of the Baker Oil Tools, Baker Petrolite, and Centrilift divisions and our ProductionQuest (formerly Production Optimization) business unit; and WesternGeco, our 30% interest in the WesternGeco seismic joint venture with Schlumberger Limited that was sold to Schlumberger on April 28, 2006. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as “Total Oilfield.” Historical information on these segments from the first quarter of 2001 through the third quarter of 2006 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section.
     Operational highlights for the three months ended September 30, 2006, September 30, 2005 and June 30, 2006 are detailed below. All results are unaudited and shown in millions.
Comparison of Quarters — Year over Year
(For the Three Months Ended September 30, 2006 and 2005)

	Revenue		Operating Profit Before Tax[1]
	Q3 2006	Q3 2005	Q3 2006	Q3 2005

Drilling and Evaluation	$1,204.1	$915.0	$320.9	$192.8
Completion and Production	1,105.3	869.8	241.3	172.6

Oilfield Operations	2,309.4	1,784.8	562.2	365.4
WesternGeco	—	—	—	25.5

Total Oilfield	2,309.4	1,784.8	562.2	390.9

Interest expense	—	—	(18.1)	(18.8)
Interest and dividend income	—	—	22.6	4.9
Corporate and other	—	—	(49.4)	(54.6)

Corporate, net interest and other	—	—	(44.9)	(68.5)

Total	$2,309.4	$1,784.8	$517.3	$322.4

Comparison of Quarters — Sequential
(For the Three Months Ended September 30, 2006 and June 30, 2006)

	Revenue		Operating Profit Before Tax[1]
	Q3 2006	Q2 2006	Q3 2006	Q2 2006

Drilling and Evaluation	$1,204.1	$1,118.4	$320.9	$290.1
Completion and Production	1,105.3	1,084.9	241.3	248.2

Oilfield Operations	2,309.4	2,203.3	562.2	538.3
WesternGeco	—	—	—	10.8

Total Oilfield	2,309.4	2,203.3	562.2	549.1

Interest expense	—	—	(18.1)	(17.0)
Interest and dividend income	—	—	22.6	24.2
Corporate and other	—	—	(49.4)	(49.3)

Corporate, net interest and other	—	—	(44.9)	(42.1)

Total	$2,309.4	$2,203.3	$517.3	$507.0

[1]	Operating profit before tax and operating profit after tax are non-GAAP measures comprised of income from continuing operations excluding the impact of certain identified non-operational items. The non-operational item in the second quarter of 2006 related to the pre-tax gain of $1,743.5 million ($1,035.2 million after tax) from the sale of our 30% interest in WesternGeco, our seismic joint venture with Schlumberger, to Schlumberger on April 28, 2006 for $2.4 billion in cash. There were no non-operational items in the first or third quarters of 2006 or any quarter of 2005. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Income from continuing operations is reconciled to operating profit in the section titled Reconciliation of GAAP and Operating Profits in this news release. Reconciliation of GAAP and operating profits for historical periods can be found on the company’s website at www.bakerhughes.com/investor.

Oilfield Operations
     Unless otherwise noted, all comments in this section refer to Oilfield Operations, excluding WesternGeco.
     The following table details the percentage change in revenue in the third quarter 2006 compared to the third quarter 2005 and second quarter 2006.
Comparison of Revenue
(For the Three Months Ended September 30, 2006 Compared to the
Three Months Ended September 30, 2005 and June 30, 2006)
UNAUDITED

	September 30, 2005	June 30, 2006

Baker Atlas	22%	4%
Baker Hughes Drilling Fluids	30%	2%
Hughes Christensen	34%	7%
INTEQ	37%	12%

Drilling & Evaluation Segment	32%	8%

Baker Oil Tools	34%	-1%
Baker Petrolite	20%	4%
Centrilift	16%	7%

Completion & Production Segment[1]	27%	2%

Oilfield Operations	29%	5%

[1]	Includes the ProductionQuest (formerly Production Optimization) business unit
     Oilfield Operations revenue was up 29% in the third quarter of 2006 compared to the third quarter of 2005, and up 5% sequentially compared to the second quarter of 2006. Operating profit before tax was up 54% compared to the third quarter of 2005 and up 4% sequentially compared to the second quarter of 2006. The quarterly year-over-year incremental pre-tax margin (a non-GAAP measure of the change in operating profit before tax divided by the change in revenue) was 38%. The pre-tax operating margin (a non-GAAP measure of operating profit before tax divided by revenue) in the third quarter of 2006 was 24% compared to 20% in the third quarter of 2005 and 24% in the second quarter of 2006. Every division posted double-digit pre-tax operating margins for the third quarter of 2006.

Drilling and Evaluation
     Drilling and Evaluation revenue was up 32% in the third quarter of 2006 compared to the third quarter of 2005, and up 8% sequentially compared to the second quarter of 2006. Baker Hughes Drilling Fluids, Hughes Christensen and INTEQ reported record revenue in the third quarter of 2006. Operating profit before tax was up 66% compared to the third quarter of 2005 and up 11% sequentially compared to the second quarter of 2006. Baker Hughes Drilling Fluids, Hughes Christensen and INTEQ achieved record operating profit before tax in the third quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 44%. The pre-tax operating margin in the third quarter of 2006 was 27% compared to 21% in the third quarter of 2005 and 26% in the second quarter of 2006. Baker Hughes Drilling Fluids and INTEQ posted record pre-tax operating margins in the third quarter of 2006.
Completion and Production
     Completion and Production revenue was up 27% in the third quarter of 2006 compared to the third quarter of 2005 and up 2% sequentially compared to the second quarter of 2006. Centrilift and Baker Petrolite recorded record revenue in the third quarter of 2006. Operating profit before tax was up 40% compared to the third quarter of 2005 and down 3% sequentially compared to the second quarter of 2006. Centrilift and Baker Petrolite achieved record operating profit before tax in the third quarter of 2006. The quarterly year-over-year incremental pre-tax margin was 29%. The pre-tax operating margin in the third quarter of 2006 was 22% compared to 20% in the third quarter of 2005 and 23% in the second quarter of 2006. Baker Petrolite posted record pre-tax operating margin in the third quarter of 2006.
Geographic Highlights
     Revenue by geographic area for the three months ended September 30, 2006, June 30, 2006 and September 30, 2005, are detailed below. All results are unaudited and shown in millions. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website.
Revenue by Geography
(For the Three Months Ended September 30, 2006, June 30, 2006, and September 30, 2005)

					Total
	North	Latin	Europe, Africa,	Middle East,	Oilfield
Three Months Ended	America[1]	America[2]	CIS[3]	Asia Pacific[4]	Operations

September 30, 2006	$1,037.6	$208.6	$635.0	$428.2	$2,309.4
June 30, 2006	975.0	198.7	604.0	425.6	2,203.3
September 30, 2005	749.4	181.1	505.8	348.5	1,784.8

[1]	United States and Canada.

[2]	Mexico, Central America and South America.

[3]	Europe, Africa, Russia and the Caspian area, excluding Egypt.

[4]	Middle East and Asia Pacific, including Egypt.

          North America revenue increased 38% in the third quarter of 2006 compared to the third quarter of 2005 and increased 6% sequentially compared to the second quarter of 2006. Highlights included:
o	Working for a major independent in the Gulf of Mexico, Baker Atlas recently logged the deepest well in its history (>32,400 feet). The initial logging run consisted of the 3D ExplorerSM resistivity and Hexagonal DiplogSM formation dip services (to further delineate the dip and direction of formation features). This instrument string was logged from target depth where bottom hole pressures approached 28,000 psi.

o	Baker Hughes Drilling Fluids recently experienced record success in its deepwater efforts with the announcement of a major discovery in the Jack Field, Gulf of Mexico. Baker Hughes Drilling Fluids products played a significant role in the success of the two exploratory wells drilled. Baker Hughes Drilling Fluids’ Dynamic Kill Drilling (DKDTM) riserless deepwater drilling system and SYN-TEQTM synthetic-based drilling fluid system were used to drill the wells. Fluids Environmental Services (FES) engineers provided technology for wellsite process and the assurance of full environmental compliance according to EPA standards.
          Latin America revenue increased 15% in the third quarter of 2006 compared to the third quarter of 2005 and increased 5% sequentially compared to the second quarter of 2006. Highlights included:
o	Baker Hughes Drilling Fluids successfully completed the second exploratory well for a client in the Amazonian jungle of Peru using a fresh-water version of the PERFORMAX™ high performance water-based mud system. The location of the wells within the Amazon Basin presented several environmental and logistical drilling challenges. Due to the remote location, the wells had to be drilled exactly as planned with little margin for error. The operator selected the PERFORMAX system to provide environmental compliance and superior performance in the harsh jungle conditions.

o	In Brazil, INTEQ successfully deployed the TesTrak® logging-while-drilling formation pressure tester tool for the first time in two wells offshore Rio de Janeiro. TesTrak is one of the key technologies in the recent success of the large tender award by the operator. Client objectives were to obtain information about the depletion level in a produced reservoir. Critical to the success of the deployment was the fast operating cycle for performing each pressure test (SmarTest™) and the high sealing efficiency of >94% (SmartPad™), unmatched by the competition.

o	Baker Oil Tools has achieved three years of flawless operations with the world’s first and only all electric intelligent completion installation. The InCharge® intelligent well system from Baker Oil Tools was installed in the Marlim, Sul field in Brazil with the objective of 1) achieving water injection management in the reservoir with selective mechanisms in two pay zones, 2) monitoring the volumes injected and 3) real-time attendance of well and reservoir parameters.

o	In July, an INTEQ AutoTrak® rotary drilling system and service broke a recently established drilling record in East Venezuela. Applying knowledge gained on previous wells, two 8” AutoTrak systems drilled an interval of 8,700 feet in two runs of 160 and 114 hours, respectively, in 14.4 days (effective drilling time). This was against a challenging performance target time that was set at 18 days. The performance significantly improved upon the field historical average time of 32 days for the same section.
          Europe, Africa, and CIS revenue was up 26% in the third quarter of 2006, compared to the third quarter of 2005, and was up 5% sequentially compared to the second quarter of 2006. Highlights included:
o	On the Scott field in the Central North Sea, a Hughes Christensen Genesis® PDC 12 1/4” bit drilled an entire section in one run, six days ahead of the drilling curve. The bit drilled 5,500 feet in 115 hours at an average rate of penetration greater than 45 feet per hour.

o	Using cased-hole drill-stem test tools, Baker Oil Tools recently completed a successful job for an operator in Southern Russia. The job was to individually perforate and test five separate zones offshore in the Caspian Sea. Baker Oil Tools successfully tested all five zones using the same string of tools, greatly reducing rig downtime and spare parts costs.
          Middle East and Asia Pacific revenue was up 23% in the third quarter of 2006, compared to the third quarter of 2005 and up 1% sequentially compared to the second quarter of 2006. Middle East revenue was impacted by the decision to exit Iran. Highlights included:
o	Baker Oil Tools has successfully installed a Tri-Lateral Intelligent Well System™ for a national oil company in Saudi Arabia. The system consisted of three HCM-A™ and Premier® Packers that provide flow control from each lateral, and enable interventionless water shut off throughout the life of the well. Baker Oil Tools also successfully integrated a fiber optic flow meter from a third party company. The completion marks the first of its kind within the Kingdom of Saudi Arabia.

o	Hughes Christensen and INTEQ recently cut field development costs for a Gulf of Egypt client by significantly increasing penetration rates. Performance improvement was achieved utilizing Hughes Christensen’s industry-leading Genesis® Steerable PDC bit technology and INTEQ’s innovative AutoTrak® RCLS rotary steerable system. The Genesis EZSteer™ bit and AutoTrak system drilled the 12 1/4” hole section with outstanding results. Rate of penetration was increased by 63% to 22 feet per hour compared to the three-well average offset rate of just 13.5 feet per hour. The increased rate of penetration improved field economics, reducing cost per foot by 27%, and allowed the operator to finish the section seven days ahead of schedule.

o	Baker Atlas Indonesia recently completed a series of logging runs for a major international oil company in a 16,400 foot deep deviated exploration well at a bottom hole temperature of 305° Fahrenheit. The job encompassed the deployment of several first time services in Indonesia, including the EARTH Imager® and RCI® with Straddle Packer services.

o	INTEQ completed the first deployment of its 6 3/4” StarTrak™ resistivity imaging tool for a national oil company. Run in combination with the AutoTrak system and LithoTrak™, the 3,655 foot section length was successfully completed in one run. High quality resistivity images and density images were transmitted via the INTEQ Al Khobar BEACONSM service center to geo-steer the well and ensure optimum wellbore placement.

o	Centrilift has been awarded a contract from a national oil company to supply down-hole electric submersible pump systems and variable speed drive packages for approximately 236 wells. The systems, which will include Centrilift’s Centurion™ design pump stages and GCS Electrospeed® II variable speed drives, will be installed over a two year period.
Outlook
          The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements include the impact from the adoption of FAS 123(R), Share-Based Payment; the sale of our interest in WesternGeco to Schlumberger at the end of April 2006; and the impact of expected stock repurchases. These statements do not include the potential impact of any other acquisition, disposition, merger, joint venture, the outcome of the previously disclosed governmental investigations, or other transaction that could occur in the future.
          We have increased our guidance for revenue and modified our guidance for income from continuing operations, income taxes, depreciation and amortization, and corporate and other expense to reflect our revised outlook.
o	Revenue for the year 2006 is expected to be up 25-26% compared to the year 2005.

o	WesternGeco contributed $58.7 million in equity in income of affiliates through the sale at the end of April 2006.

o	Corporate and other expenses, excluding interest expense and interest and dividend income, are expected to be between $201 and $208 million for the year 2006.

o	Income from continuing operations per diluted share is expected to be between $7.33 and $7.38 for the year 2006. This includes the impact from the sale of our interest in WesternGeco, which resulted in a gain of $1.04 billion, net of tax, or approximately $3.08 per diluted share, based on our weighted average shares outstanding for the nine months ended September 30, 2006. Income from continuing operations per diluted share, excluding the gain on the sale of our interest in WesternGeco, is expected to be between $4.25 and $4.30.

o	Capital spending is expected to be between $850 and $880 million for the year 2006.

o	Depreciation and amortization expense is expected to be between $433 and $440 million for the year 2006.

o	The tax rate on operating results for the fourth quarter is expected to be between 31.5% and 32.5%. The tax rate on operating results for the year 2006 is expected to be between 31% and 32%.
Conference Call
          The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on October 27, 2006. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Friday, November 10, 2006. The number for the replay is (706) 645-9291 and the access code is 2187028. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
          This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward–Looking Statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2005; the Company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
          Our expectations regarding our business outlook, including changes in revenue, pricing, capital spending, backlogs, profitability, tax rates, strategies for our operations, impact of our common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.

          These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:
          Oil and gas market conditions – the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum–producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
          Pricing, market share and contract terms – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
          Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper, carbide, and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.
          Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings, such as the previously reported investigations by the SEC and the Department of Justice; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions; financial impact of exiting certain countries; changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.
          Economic conditions – worldwide economic growth; the effect that high energy prices may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
          Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
****
NOT INTENDED FOR BENEFICIAL HOLDERS